Exhibit 99.1

CONSENT OF INDEPENDENT DIRECTOR NOMINEE

In connection with the Registration Statement on Form F-1 (including any and all amendments, including post-effective amendments, or supplements thereto, the “Registration Statement”) of ZEROSPO (the “Company”), the undersigned hereby consents to being named and described in the Registration Statement filed with the U.S. Securities and Exchange Commission as a person to become a director of the Company, with such appointment to become effective upon the effective date of the Registration Statement, and to the filing or attachment of this Consent with such Registration Statement.

IN WITNESS WHEREOF, the undersigned has executed this Consent as of the 28th day of April, 2023.

/s/ Tadachiyo Osada
Tadachiyo Osada